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                              EXCHANGE ACT OF 1934


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                                   Nettaxi.com
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                (Name of Registrant as Specified in its Charter)

                        SEEDLING TECHNOLOGIES CORPORATION
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   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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                                    Filed by
                        SEEDLING TECHNOLOGIES CORPORATION
         Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

                        Subject Company: Nettaxi.com Inc.

                          Commission File No. 000-26109

Although the following press release and related document is being filed asother soliciting material pursuant to Rule 14a-12, this filing does notconstitute an admission by the filing person that these materials constitute asolicitation of proxies.

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

AN OPEN LETTER DATED SEPTEMBER 19, 2001


In light of the circumstances of September 11 we have decided to limit our communications on Raging Bull to official announcements and postings both as individual employees and as a company as a whole. We will avoid non-productive debate with individuals claiming to be shareholders. The tenor and tone in such debate in our opinion does not support our goal - maximization of shareholder value. We do value communication with both our own shareholders and shareholders of companies we are targeting. Consequently, we strongly urge all NTXY and SEED shareholders to contact us with any questions and comments.

However, as you have probably noticed, Seedling has a number of hostile posters that troll Raging Bull and continuously post negative and what Seedling considers to be inaccurate messages. Thus, in our own defense we feel we need to inform shareholders of the circumstances we believe to be behind the posts. We believe the group of posters includes a number of disgruntled former associates of our predecessor company who use multiple screen names to pursue a smear campaign, namely MarkEdwards77, Akupoke, Purple Dirt, Earth of Purple and Sushi Rice. As a matter of policy, we at Seedling would prefer to ignore such individuals who are neither legitimate Seedling shareholders (according to our transfer agent) nor, in our opinion, respectable members of the business community. However, in order to prevent confusion, we find it prudent to provide a bit of background on who we think these posters are, why we believe they constantly bash Seedling, and why Seedling is in fact proudly resigned to their smear campaign.

Seedling Technologies was formed in its present structure through the merger of a delisted pink sheet company called Brighton Technologies (OTCBB: BGHT) with a private, Oregon corporation called Seedling Technology Ventures. Seedling Ventures was founded, grown, and funded by Douglas B. Spink, Seedling's Chairman and CEO.

Seedling believes the negative posters listed above were intimately involved in BGHT. We believe that evidence clearly suggests that a number of the screen names involved in the constant attacks are the nomes de plumes of a group of fund raisers who were closely tied to the former management team of BGHT and for years acted as de-facto management and investor liaison at Brighton prior to the Seedling merger. Akupoke, we believe is in fact Jeffery Dunster, who along with his partner Daryll Fox, came into possession of several million shares of BGHT under what Seedling has argued in court papers were false pretenses, both in services never performed and in actual cash never paid for shares. Mark Edwards, by his own written communications and posts on Raging Bull has admitted that he was also involved in with the former fundraising team. He has also attempted to intercede in the share dispute on behalf of the fundraising team, including asking to have the shares in dispute transferred into his own name. Mr. Edwards had also repeatedly asked Seedling for a job (which we were not willing to give him) and borrowed $5,000 from the company to fly home after coming to "visit" Seedling (which he has yet to repay).

Although we cannot definitively prove that any of screen names are in fact being used by said former fundraisers (with exception of MarkEdwards77), the fact that most of the aforementioned posters use names that have allusions to Hawaii in them seems telling, seeing how the team of fundraisers are all from Hawaii. Furthermore, we have noticed that a number of these posters were very positive in their original postings on SEED, but turned negative around the time SEED informed the fundraisers in mid-2001 that SEED would be pursuing legal remedies to compel return of the shares. Lastly, we believe it is also telling that a common theme among these posters has been either transfer of shares or finding out the identity of SEED's transfer agent. It is SEED's position that shareholders who own their shares free-trading, as many of these posters claim, do not need the services of a transfer agent.

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After the Seedling Ventures/Brighton merger (approved by a majority of
Brighton's non-management shareholders), Seedling pressed these individuals for return of shares that Seedling considered ill-gotten. However, we were refused despite what we consider to be months of efforts to find a reasonable compromise and avoid legal avenues. Consequently, Seedling had no choice in our opinion but to cancel the shares and refuse transfer of said shares. Seedling has since learned that a number of these disputed shares have been sold to other people in exchange for cash and other services via faxes and phone calls from recipients of the disputed shares.

Seedling filed suit against these Hawaiian fundraisers in Oregon court to compel return of the shares. Prior to this filing, a member of the fundraising team repeatedly verbally threatened Seedling CEO Spink that he would "drive Seedling into the ground" through anonymous internet postings - including on Raging Bull
- if we did not allow him to keep his shares in our company. He also threatened character assassination against Spink. The shares in question represent more than 10% of the total outstanding capital stock of Seedling, and are thus no small matter. As a public company, SEED cannot allow what we consider to be a non-accretive dilution of shareholder value. Seedling has already won a TRO against approximately 2.2 million shares that Mr. Dunster admitted before a judge that he had not paid for. . Seedling informed the fundraising team of our intent to pursue legal remedies in April of 2000 and if one carefully examines the posts of a number of the negative posters, the reader will notice that their campaign against Seedling started at almost exactly the same time that Seedling informed them of our decision to seek legal redress. We formally filed the lawsuit June 6, 2001. We informed the parties in question several months earlier of our intention to pursue legal action. The suit is currently pending in Multnomah County Court, case number CV 01-831 JE.

Furthermore, if you read the many and vociferous posts you will find, despite their claims to be interested shareholders, much of their focus has been on trying to force Seedling to transfer shares. Generally, shareholders who acquire their shares in a legitimate manner never need to find out whom the transfer agent is. In Seedling's opinion, shareholders who acquire their shares via open market transactions (as most of these Hawaiian posters claim to have) do not need the services of a transfer agent. The name of the transfer agent was posted on Raging Bull by one of the hostile posters we have named above. Since then, according to our transfer agent, a number of the former fundraisers have repeatedly called and harassed Seedling's transfer agent in an attempt to move their shares - which are subject to legal proceedings - into other names and overseas companies. Additionally, the volume and abusiveness of calls to the transfer agent forced the transfer agent to seek a voluntary interpleader agreement which transferred the shares in question to the custody of the court in Oregon. Of course, these efforts have done nothing but occupy everyone's time since the shares are frozen during the lawsuit. Already, Seedling has won a default judgment on over 700,000 of the shares in the lawsuit.

Seedling also believes that the fact that the aforementioned posters choose to post negative messages on boards of other companies undermines their claims to be legitimate shareholders. Seedling believes that rational investors want to see the companies they hold shares in generate revenue and make profits. However, Akupoke, MarkEdwards77, Earth of Purple and Purple Dirt have chosen to post their negative messages on the CFON, NTXY, GSVI, NXNW and STG bulletin boards, all companies Seedling has done or has sought to transact business with. By posting extremely negative messages these other boards, these posters, in Seedling's opinion attempted or are attempting to torpedo Seedling's chances of successfully proposing and closing transactions - something that seems counter to what a shareholder interested in share accretion would want.

Seedling regrets that many honest individuals had been promised Seedling shares under what Seedling considers to be false pretenses. In many cases, these people paid real cash to buy shares that were never available to transfer in the first place. However, Seedling never authorized the sale of these shares and was not part of these fundraising processes.

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

Seedling inherited this cast of characters when we undertook the turnaround and restructuring of Brighton in late 2000. Brighton, which had represented itself as being involved in selling IT technology in China, had at that time not filed its required reports with the SEC for several years. Consequently, it had been delisted from the OTC Bulletin Board and its share price dropped from $121.5 per share in August of 1996 to approximate $0.95 per share as of November of 2000 (after several reverse splits, per Nasdaq.com). Brighton had written off all of its assets by late 2000, and its auditor had publicly questioned its ability to continue as an ongoing concern. The company had also publicly considered bankruptcy according to SEC filings. Promising subsidiaries, such as Brighton Equipment and Easi-Link, had been spun out of Brighton by Brighton's former CEO. Several were sold to him or his associates for $1. Seedling has won a string of court victories against the former CEO in separate litigation in New Jersey as we seek to repatriate those transferred assets.

Seedling believed that Brighton and its shareholders' investments could be saved through hard work and a willingness to hold the "old guard" accountable for years of what we consider to be neglect. We are a company whose business model centers on upholding shareholders rights. Because Brighton was so deeply troubled, Seedling Ventures' shareholders retained a majority of the merged company, as is typical in a reverse merger. This merger - which was supported and approved by a majority of Brighton's own outside shareholders - was, in Seedling's opinion, the only way Brighton would ever survive in any form at all. By the time of the merger the company was effectively dead. Seedling rescued Brighton and the "dilution" Brighton's shareholders experienced was a saving grace compared to the bankruptcy proceedings that in all probability awaited Brighton without Seedling. Since the merger, many former Brighton shareholders have invested in Seedling itself and we consider our investor base to be a loyal and wonderful group of people. We are more than willing to provide names and contact information of our satisfied shareholders. Seedling's new management has received dozens and dozens of calls, emails, and letters from shareholders heartened to hear that someone is willing to hold the old guard to task and do the hard work of rebuilding their company from its near-death state.

Seedling has brought litigation against the former Brighton management to recover the books and records of Brighton so that we can file our required SEC filings, become fully SEC compliant, and be relisted on the OTC bulletin board. The former management group resisted turning over the books and records for nearly six months, and was eventually ordered by a judge in New Jersey to do so. Despite this, the former management group has continued, in Seedling's opinion, to evade legal orders and is still trying to resist turning over the records of companies Seedling believes it rightfully owns. However, Seedling has been successful in all of its legal actions thus far and believes that it will soon have the books and records we need to complete our fiscal year 2000 audit and relisting. In fact, Seedling's management has already filed SEC 10K forms for 1998 and 1999 - something former management never did despite spending years at the company and raising millions of dollars.

It is unfortunate for the shareholders of Seedling and for the shareholders of Seedling clients and partner companies that this tiny cabal of individuals has chosen, in Seedling's opinion, to carry out a smear campaign on Raging Bull. However, given Seedling experiences with the fundraising team and former management, Seedling and all of our real shareholders, we are glad to have people like this as enemies for we would never want these people to be anything but. We are in the business of forcibly removing management teams and returning value to shareholders. In such a business, one is bound to make enemies since, in Seedling's opinion, few unethical management teams appreciate having their unfettered access to shareholder money closed off.

We at Seedling thrive on shareholder communication; it is a fundamental tenet of our management approach and our business model itself. Contact information can be found at Seedling's website, www.seedling.net. We would love to be able to answer the financial questions that are being posted under the pretense of being a "concerned shareholder" because nothing combats dishonesty better than the truth. However, we are bound by the rules of the SEC's Reg. FD, which prohibits selective release of financial and other material information, as posting on RB would be. However, we will try to provide shareholders with as much information as is permitted under SEC regulations.

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

As a "Pink Sheet" company currently, were are in fact technically not required to file any SEC reports at all; however, since our goal has always been to return our company to the full OTC and eventually the AMEX or Nasdaq in the future, we will not slacken in our efforts to correct what we consider to be the excesses and dishonesty of the former management and bring the truth to the shareholders. Additionally, no slander effort will compel us to allow whom we consider to be dishonest persons to defraud our investors by taking shares from the company. We have chosen to fight these individuals in a court of law on behalf of all our shareholders, and it is a fight we believe we will win in the courtroom. While they can continue to smear us anonymously here, they cannot change what we consider to be their lack of ethics and respectability.

Thank you for taking the time to read this. Please feel free to call, fax, write, or email Seedling. We would like to hear from you. Seedling is currently the beneficial owner of 1600 shares of NTXY stock.

This does not constitute a request for a proxy. You will receive a definitive proxy statement the same time as a proxy is requested from you. You should carefully read the proxy statement when it is available, because it contains important information. You may obtain a copy of the proxy statement, when available, free from the SEC website at www.sec.gov.


CONTACT:   Paul Peterson
           Seedling Technologies Corporation
           800.893.8894
           www.seedling.net

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